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                                                                    EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Premier Parks Inc.:

    We consent to incorporation by reference in the registration statement on Form S-3 of Premier Parks Inc. of our report dated February 23, 1998, relating to the consolidated balance sheets of Premier Parks Inc. and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of Premier Parks Inc. and to the reference to our firm under the heading "Experts" in the Prospectus.

                                          KPMG Peat Marwick LLP

Oklahoma City, Oklahoma
June 3, 1998